UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 7, 2008

THE ESTÉE LAUDER COMPANIES inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14064	11-2408943
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

767 Fifth Avenue, New York, New York	10153
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 572-4200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 7, 2008, the stockholders of The Estée Lauder Companies Inc. (the “Company”) approved The Estée Lauder Companies Inc. Executive Annual Incentive Plan (the “Executive Incentive Plan”). The Executive Incentive Plan is for “Executive Officers” of the Company and is substantially identical to the Executive Incentive Plan approved by stockholders of the Company in 2003 (the “2003 Plan”), except

•	the maximum amount payable to any “Executive Officer” in a fiscal year has been increased to $6 million from $5 million (an amount that was not surpassed under the 2003 Plan);
•

for purposes of setting bonus opportunities, the ratio of aggregate target bonus opportunities to base salary has been increased from 200% to 250% to provide greater flexibility to shift the mix of compensation from fixed to variable/performance-based compensation and the exception for this limitation for the Chief Executive Officer has been eliminated; and

•	“return on invested capital” has been added to the possible business criteria that may be used to determine performance targets.

The Executive Incentive Plan replaces the 2003 Plan.

For purposes of the plan, “Executive Officers” means those persons who are denoted as such from time to time by the Company in the Company’s filings with the Securities and Exchange Commission and those other persons as may be designated as such from time to time by the Company’s Compensation Committee of the Board of Directors.

Under the Executive Incentive Plan, each participant is granted opportunities that will be paid if the performance target for the particular opportunity is achieved. Aggregate opportunities for an individual, and therefore payouts at target level, would be limited to 250% of the executive’s annual base salary or such lower level as determined by the committee administering the plan.

The annual performance target for each opportunity shall be based on achievement of hurdle rates, targets and/or growth in one or more business criteria that apply to the individual participant, one or more business units or the Company as a whole. The business criteria shall be as follows, individually or in combination: (i) net earnings; (ii) earnings per share; (iii) net sales; (iv) market share; (v) net operating profit; (vi) expense control; (vii) working capital relating to inventory and/or accounts receivable; (viii) operating margin; (ix) return on equity; (x) return on assets; (xi) return on invested capital; (xii) planning accuracy (as measured by comparing planned results to actual results); (xiii) market price per share; and (xiv) total return to stockholders. In addition, the annual performance targets may include comparisons to performance at other companies, such performance to be measured by one or more of the foregoing business criteria.

The Executive Incentive Plan is administered by a committee appointed by the Board of Directors comprised, unless otherwise determined by the Board of Directors, solely of not less than two members who shall be “outside directors” within the meaning of treasury regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code. Payouts are

determined annually following the determination of the Company’s fiscal year-end results and certification by the committee that the achievement of the opportunities has been accurately determined.

No opportunity may be granted after May 29, 2018.

The Executive Incentive Plan is subject to amendment or termination at any time by the Compensation Committee, but no such action may adversely affect any rights or obligations with respect to any awards previously made under the Executive Incentive Plan and, unless the stockholders of the Company shall have first approved thereof, no amendment of the plan shall be effective which would: (i) increase the maximum amount which can be paid to any participant under the plan; (ii) change the types of business criteria on which performance targets are to be based under the plan; or (iii) modify the requirements as to eligibility for participation in the plan.

A copy of the Executive Incentive Plan is attached hereto as Exhibit 10.1 and is incorporated into this Item 5.02(e) by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
10.1	The Estée Lauder Companies Inc. Executive Annual Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTÉE LAUDER COMPANIES INC.

Date: November 13, 2008	By: /s/ Spencer G. Smul
Spencer G. Smul
Senior Vice President, Deputy General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	The Estée Lauder Companies Inc. Executive Annual Incentive Plan.